Patent Licensing Agreement

Party A:   Zhide Jiang
Party B:   Shandong Longkang Juice Co., Ltd.

            On May 25, 2009, Party A filed the below application to the State Intellectual Property Office of the People’s Republic of China (“SIPO”):

            “Biological feed produced by fermenting waste residues of fruits and vegetables and production method thereof” (Patent Application No.: 200910015442.2 )

            During the SIPO examination of the pending application, Party A voluntarily transferred the use right of the above patent to Party B at no cost. After the application is approved by the SIPO, the patent use right shall endure for the full term of the patent.

            This agreement is executed in three (3) copies with each party holding a copy and the SIPO holding another for the record.

Party A:	/s/ Zhide Jiang	Party B:	Shandong Longkang Juce Co., Ltd.

Date:	June 11, 2010	Date:	June 11, 2010